Exhibit 10.1
THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of March 2, 2021, by and between ARE-SAN FRANCISCO NO. 26, LLC, a Delaware limited liability company (“Landlord”), and NURIX THERAPEUTICS, INC., a Delaware corporation, formerly known as Nurix, Inc. (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of March 24, 2014, as amended by that certain letter agreement dated April 15, 2014, as further amended by that certain First Amendment to Lease dated as of October 3, 2014, and as further amended by that certain Second Amendment to Lease dated as of November 8, 2017 (the “Second Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises known as Suites 123A, 200, 205, 240, 250, 280, 290 and 405 in that certain building located at 1700 Owens Street, San Francisco, California, consisting of approximately 49,991 rentable square feet (the “Existing Premises”). The Existing Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises to include that certain office space located on the 5th floor of the Building known as Suite 500, containing approximately 4,683 rentable square feet, as shown on Exhibit A attached to this Third Amendment (the “Third Amendment Expansion Premises”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Third Amendment Expansion Premises. Commencing on the Third Amendment Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Third Amendment Expansion Premises.
2.Delivery.
a.Third Amendment Expansion Premises. The “Third Amendment Expansion Premises Commencement Date” shall be the date that is 1 business day after the mutual execution and delivery of this Third Amendment by the parties.
Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Third Amendment Expansion Premises Commencement Date in substantially the form of the “Acknowledgement of Third Amendment Expansion Premises Commencement Date” attached hereto as Exhibit B; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.
For the period of 60 consecutive days after the Third Amendment Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Third Amendment Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.
Except as otherwise expressly set forth in this Third Amendment: (i) Tenant shall accept the Third Amendment Expansion Premises in its “as-is” condition as of the Third Amendment Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Third
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Amendment Expansion Premises; and (iii) Tenant’s taking possession of the Third Amendment Expansion Premises shall be conclusive evidence that Tenant accepts the Third Amendment Expansion Premises and that the Third Amendment Expansion Premises were in good condition at the time possession was taken.
Except as otherwise provided in this Third Amendment, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Third Amendment Expansion Premises Expansion Premises and/or the suitability of the Third Amendment Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Third Amendment Expansion Premises are suitable for the Permitted Use.
3.Definitions of Premises and Rentable Area Premises. Commencing on the Third Amendment Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on Pages 1 and 2 of the Lease shall be deleted in their entirety and replaced with the following:
“Premises: That certain (i) portion of the second floor of the Building consisting of approximately 28,848 rentable square feet (the “Existing Premises”), (ii) portion of the first and fourth floors of the Building consisting of approximately 16,824 rentable square feet (the “Initial Second Amendment Expansion Premises”), (iii) portion of the second floor consisting of approximately 4,319 rentable square feet (the “Subsequent Second Amendment Expansion Premises”), and (iv) portion of the fifth floor consisting of approximately 4,683 rentable square feet (the “Third Amendment Expansion Premises”), all as shown on Exhibit A attached hereto.”
“Rentable Area of Premises: 54,674 sq. ft.”
As of the Third Amendment Expansion Premises Commencement Date, Exhibit A to the Lease, shall be amended to include the Third Amendment Expansion Premises as shown on Exhibit A attached hereto.
4.Base Term. The Base Term of the Lease with respect to the entire Premises, including the Third Amendment Expansion Premises, shall expire on the Expiration Date (i.e., April 30, 2025).
5.Base Rent.
a.Existing Premises. Tenant shall continue paying Base Rent with respect to the Existing Premises as provided for in the Lease through the Expiration Date. Landlord and Tenant acknowledge and agree that, as of the date of this Third Amendment, Tenant is paying Base Rent with respect to the Existing Premises at the rate of $4.85 per rentable square foot of the Existing Premises per month, increasing on May 1, 2021, and on each May 1st (each, a “Second Amendment Adjustment Date”) thereafter during the Base Term by 3% and adding the resulting amount to the Base Rent payable with respect to the Existing Premises immediately before such Second Amendment Adjustment Date.
b.Third Amendment Expansion Premises. Commencing on the Third Amendment Expansion Premises Commencement Date through the Expiration Date, Tenant shall pay Base Rent with respect to the Third Amendment Expansion Premises at the same rate per rentable square foot per month that Tenant is then paying with respect to the Existing Premises.
c.Definition of Tenant’s Share of Operating Expenses. Commencing on the Third Amendment Expansion Premises Commencement Date, the defined term “Tenant’s Share of
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Operating Expenses” on page 2 of the Lease is deleted in its entirety and replaced with the following:
“Tenant’s Share of Operating Expenses: 34.75%”
6.Expansion Right. Landlord and Tenant acknowledge and agree that Section 9 of the Second Amendment is null and void and of no further force or effect and Tenant shall have no further rights to expand the Premises.
7.OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
8.California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises as and to the extent required by Legal Requirements to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of
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construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent then required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.
9.Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Third Amendment.
10.Miscellaneous.
a.This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
c.This Third Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.
[Signatures are on the next page.]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.
LANDLORD:                     ARE-SAN FRANCISCO NO. 26, LLC,
a Delaware limited liability company

By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

    By:    ARE-QRS CORP.,
    a Maryland corporation,
    general partner
     /s/ Kristen Childs
    By: Kristen Childs
    Its: VP Real Estate Legal Affairs

TENANT:                    NURIX THERAPEUTICS, INC.,
    a Delaware corporation
By: /s/ Christine Ring
Name: Christine Ring
Title: General Counsel

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